EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-178003) of Parkway Properties, Inc.
(2)	Registration Statement (Form S-3 No. 333-178001) of Parkway Properties, Inc.
(3)	Registration Statement (Form S-3D No. 333-156051) of Parkway Properties, Inc.
(4)	Registration Statement (Form S-8 No. 333-100565) of Parkway Properties, Inc.
(5)	Registration Statement (Form S-8 No. 333-166922) of Parkway Properties, Inc.
(6)	Registration Statement (Form S-8 No. 333-134069) of Parkway Properties, Inc.
(7)	Registration Statement (Form S-8 No. 333-174300) of Parkway Properties, Inc.
of our report dated February 6, 2013 with respect to the statement of revenues and certain expenses of NASCAR Plaza included in this Current Report on Form 8-K/A of Parkway Properties, Inc. dated February 6, 2013.

/s/ Ernst & Young, LLP

Houston, Texas
February 6, 2013